                                                                  EXHIBIT 10.9
                              STANDARD FORM LEASE
------------------------------------------------------------------------------

Parties: This Lease, executed in duplicate at Cupertino, California, on February 3, 1999, by and between Mission West Properties, L.P., a Delaware Limited Partnership, and E-Tek Dynamics, Inc., a Delaware Corporation, hereinafter called respectively Lessor and Lessee, without regard to number or gender.

Use: Witnesseth: That Lessor hereby leases to Lessee, and Lessee hires from Lessor, Building 4 (defined below) for the purpose of conducting therein office, research and development, light manufacturing, and warehouse activities, and any other legal activity; and for no other purpose without obtaining the prior written consent of Lessor.

Premises: The real property with appurtenances as shown on Exhibit A, including a three building business park consisting of building 2, 3, and 4 on approximately 14.13 acres including improvements, appurtenances and related parking (collectively, the "Premises") situated in the City of San Jose, County of Santa Clara, State of California, Building 4 of which is more particularly described as follows:


     "Building 4" is that approximately 80,640 square foot building, including improvements, appurtenances, and parking areas shown on Exhibit A.1 as "Building 4". Lessor shall provide Lessee the right to use on an exclusive basis 10 parking spaces identified on Exhibit A.1 and, on a non-exclusive basis, at least an additional 310 unreserved parking spaces located in the area designated for non-exclusive parking on Exhibit A.1, the non-exclusive right to use the common areas, and all other appurtenances to Building 4. The address for Building 4 is 1750 Automation Parkway, San Jose, California. Lessee's pro-rata share of the Premises is 36.27% based on 222,336 square feet of total square footage in the three buildings constituting the Premises. Lessor shall in no event oversubscribe parking at the Premises and shall equitably allocate parking at the Premises.

Term: The term shall be for eighty four (84) months unless extended pursuant to
Section 35 of this Lease (the "Lease Term"), commencing on the Commencement Date as defined in Section 1 and ending on the seventh anniversary of said Commencement Date.

Base Rent: Subject to adjustment for changes in the TI Allowance as provided in
Section 2.1.2, below, base rent shall be payable in monthly installments as follows:

         Total Base
Month   Monthly Rent    Replacements    Estimated CAC**         Total
1-12    $ 126,282          $2,338          $16,609**           $145,229
13-24     130,702          $2,338           16,609**            149,649
25-36     135,276          $2,338           16,609**            154,223
37-48     140,011          $2,338           16,609**            158,958
49-60     144,911          $2,338           16,609**            163,858
61-72     149,983          $2,338           16,609**            168,930
73-84     155,233          $2,338           16,609**            174,180


     * Base Monthly Rent shall be adjusted as provided in Section 2.1 to reflect any unused amount of the Lessor's TI allowance and for any Additional TI Allowance. For the purposes of the foregoing, "Month 1" is the first full lease month after the Commencement Date. If the Commencement Date is not the first day of a month, then the first month shall be a partial month (prorated), and shall be added to the Lease Term. Base Monthly Rent for the partial month shall four thousand two hundred nine and 00/100 dollars ($4,209.00) per day. Month 1 shall commence on the first day of the first full month of the Lease Term.

     **  CAC charges to be adjusted per Common Area Charges Section below.

Base rent and CAC shall be payable in advance on the first day of each calendar month during the Lease Term. The term "Rent," as used herein shall be deemed to be and to mean the base monthly rent and all other sums required to be paid by Lessee pursuant to the terms of this Lease. Rent shall be paid in lawful money of the United States of America, without offset or deduction, and shall be paid to Lessor at such place or places as may be designated from time to time by Lessor. Rent for any period less than a calendar month shall be a pro rata portion of the monthly installment. Upon execution of this Lease, Lessee shall deposit with Lessor the total first month's rent of One Hundred Forty-Five Thousand Two Hundred Twenty Nine Dollars ($145,229).]

Security Deposit: Lessee shall deposit with Lessor the sum of One Hundred Forty Five Thousand Two Hundred Twenty Nine Dollars ($145,229)] (the "Security Deposit"). The Security Deposit shall be held by Lessor as security for the faithful performance by Lessee of all of the terms, covenants, and conditions of this Lease applicable to Lessee. If Lessee commits a default as provided for herein, including but not limited to a default with respect to the provisions contained herein relating to the condition of Building 4, Lessor m ay (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any amount which Lessor may spend by reason of default by Lessee. If any portion of the Security Deposit is so used or applied, Lessee shall, within ten days after written demand therefor, deposit cash with Lessor in an amount sufficient to restore the Security Deposit to its original amount. Lessee's failure to do so shall be a default by Lessee. Any attempt by Lessee to transfer or encumber its interest in the Security Deposit shall be null and void. Upon execution of this Lease, Lessee shall deposit with Lessor the Security Deposit. Notwithstanding the above, Lessor agrees to waive the requirement for Lessee to make a security deposit provided Lessee's shareholder's equity exceeds $50 million. If at any time during this Lease and for so long as, Lessee's shareholder's equity is less than $50 million, Lessee shall deposit with Lessor the Security Deposit referenced above within ten days aft er the issuance of Lessee's financial statements indicating the reduction in shareholder's equity below $50 million. If Lessee fails to make the Security Deposit as required, Lessee shall be deemed to be in default per Section 14.1
(a) of this Lease.

Common Area Charges: Lessee shall pay to Lessor, as additional Rent, an amount equal to Lessee's pro-rate share of the total common area charges of the Premises ("CAC"). Lessee shall pay to Lessor as Rent, on or before the first day of each calendar month during the Lease Term, subject to adjustment and reconciliation as provided herein below, the sum of Sixteen Thousand Six Hundred Nine Dollars ($16,609), said sum representing Lessee's estimated monthly payment of Lessee's percentage share of CAC. It is understood and agreed that Lessee's obligation under this paragraph shall be prorated to reflect the Commencement Date and the end of the Lease Term.


Lessee's estimated monthly payment of CAC payable by Lessee during the calendar year in which the Lease c ommences is set forth above. At or prior to the commencement of each succeeding calendar year term (or as soon as practical thereafter), Lessor shall provide Lessee with Lessee's estimated monthly payment for CAC which Lessee shall pay to Lessor as Rent. Within 120 days of the end of the calendar year and the end of the Lease Term, Lessor shall provide Lessee a statement of actual CAC incurred for the preceding year or other applicable period in the case of a termination year. If such statement shows that Lessee has paid less than its actual percentage, then Lessee shall on demand pay to Lessor the amount of such deficiency. If such statement shows that Lessee has paid more than its actual percentage, then Lessor shall, promptly refund such excess to Lessee or credit the amount thereof to the Rent next becoming due from Lessee. Lessor reserves the right to revise the monthly estimate for CAC if the actual or projected CAC show an increase or decrease in excess of 10% from an earlier estimate for the same period. In such event, Lessor shall provide a revised estimate to Lessee, together with an explanation of the reasons therefor, and Lessee shall revise its monthly payments accordingly. Lessor's and Lessee's obligation with respect to adjustments at the end of the Lease Term or earlier expiration of this Lease shall survive the Lease Term or earlier expiration. In addition to any Rent or other amounts payable under this Lease, Lessee shall also pay to Lessor $2,338 per month for HVAC, roof, and parking lot re placement, which means new HVAC units, new roof, and new parking lot ("Replacements").

As used in this Lease, CAC shall exclude the cost of Replacements and shall include but is not limited to: (i) items as specified in Sections 5(b), 6, 16 and 31; (ii) all costs and expenses including but not limited to supplies, materials, equipment and tools used or required in connection with the operation and maintenance of Building 4 and the common areas of the Premises; (iii) licenses, permits and inspection fees; (iv) all other costs incurred by Lessor in maintaining and operating Building 4 and the common areas of the Premises;
(v) Required Capital Repairs and Replacements for Building 4 and the common areas of the Premises; and (vi) an amount equal to five percent (5%) of the aggregate of all other CAC, as compensation for Lessor's overhead, accounting and processing services in the manner noted in Exhibit C. Lessee shall have the right to review the basis and computation analysis, which shall be based on reas onable commercial standards in the industry used to derive the CAC applicable to this Lease annually. Lessor's monthly estimate of Lessee's CAC for the first twelve months of the Lease Term is set forth on Exhibit C.

Notwithstanding anything to the contrary set forth in this Lease, in no event shall Lessee have any obligation to perform or to pay directly, or to reimburse Lessor for (as CAC or otherwise); all or any portion of the following repairs, maintenance, improvements, replacements, premiums, claims, losses, fees, charges, costs and expenses (collectively, "Costs"), nor shall any portion of the TI Allowance or Additional TI Allowance be applied to, any of the following:

     A.   Losses Caused By Others: Costs occasioned by the act, omission or
          -----------------------
          violation of any law, rule, regulation, ordinance, covenant, condition, by any other occupant of the Premises, or their respective agents, employees or contractors, and Costs occasioned by the sole negligence, willful misconduct or breach of this Lease or applicable Law by Lessor or Lessor's Agents.

     B.   Casualties and Condemnations: Except as expressly required by this
          ----------------------------
          Lease to be paid by Lessee under another provision of this Lease.

     C.   Capital Improvements: Except as expressly provided in Section 5(b),
          --------------------
          below, Costs relating to repairs, alterations, improvements, equipment and tools which could properly be capitalized under generally accepted accounting principles, unless and except to the extent that (i) such Costs reduce the expenses that would otherwise be incurred by Lessee under the Lease and (ii) Lessee's share of such Cost during any twelve-month period of the Lease is equitably determine
d and amortized
          over the useful life of the capital item in question.

     D.   Reimbursable Expenses: Costs for which Lessor has a right of
          ---------------------
          reimbursement from others.

     E.   Taxes: Taxes, assessments, all other governmental levies, and any
          -----
          increases in the foregoing occasioned by or relating to (i) land and improvements not reserved for Lessee's exclusive or nonexclusive use,
          (ii) assessments and other fees for improvements and services which do not benefit the Premises, or (iii)

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          construction of improvements for other occupants of the Premises, except as required under Section 16 of this Lease.

     F.   Construction Defects: Costs to correct any construction defect in the
          --------------------
          Premises, to comply with any law, rule, regulation, covenant, condition, or restrictions, applicable to Building 4 or the Premises on the Commencement Date, or to bring Building 4 or the Premises into compliance with Section 2.1.8 as of the Commencement Date.

     G.   Utilities or Services: Costs (i) arising from the disproportionate use
          ---------------------

     of any utility or service supplied by Lessor to any other occupant of the Premises, or (ii) associated with utilities and services of a type not provided to Lessee, except as expressly required under this Lease.

     H.   Interior Improvements: The cost of any renovation, improvement,
          ---------------------
          painting or redecorating of any portion of the Premises not made available for Lessee's use.

     I.   Leasing Expenses: Fees, commissions, attorneys' fees, Costs or other
          ----------------
          disbursements incurred in connection with negotiations, disputes with, or the breach of a lease by, any other occupant of the Premises.

     J.   Reserves: Depreciation, amortization or other expense reserves, except
          --------
          for Replacements.

     K.   Mor
tgages: Interest, charges and fees incurred on debt, payments on
          ---------
          mortgages and-rent under ground leases.

     L.   Capital Leases: Lease payments and Costs for capital machinery and
          --------------
          equipment, such as air conditioners, elevators, and the like, except as expressly required under this Lease.

     M.   Art: Costs of sculptures, fountains, paintings and other art objects.
          ---

     N.   Insurance: Insurance Costs for coverage not required to be carried by
          ---------
          Lessor under this Lease, increases in insurance Costs caused by the activities of another occupant of the Premises, except as expressly provided under this Lease.

     O.   Management: Wage
s, salaries, compensation, and labor burden for any
          ----------
          time when such employee is not actually working at the Premises or any fee, profit or compensation retained by Lessor or its affiliates for management and administration of the Premises in excess of the 5% management and accounting fee specified above.

     P.  Duplication: Costs for which Lessee pays directly to a third person.
         -----------


Late Charges: Lessee hereby acknowledges that a late payment made by Lessee to Lessor of Rent and other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges, which may be imposed on Lessor according to the terms of any mortgage or trust deed covering the Premises.
Accordingly, if any installment of base monthly rent or monthly estimate of CAC is not received by Lessor or Lessor's designee within five (5) days after such amount is due or if any other Rent or other sum payable to Lessor is not received by Lessor or Lessor's designee within ten (10) days after Lessor delivers a written notice to Lessee, the Lessee shall pay to Lessor a late charge equal to five (5%) percent of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payments made by Lessee. Acceptance of such late charges by Lessor shall in no event constitute a waiver of Lessee's default with respect to such overdue amount, nor shall it prevent Lessor from exercising any of the other rights and remedies granted hereunder. Notwithstanding the above, Lessor agrees to waive one late charge per any twelve month period if it is the result of a non-recurring unusual event such as an accounting error.

Quiet Enjoyment: Lessor covenants and agree s with Lessee that upon Lessee paying
Rent and performing its covenants and conditions under this Lease, Lessee shall and may peaceably and quietly have, hold and enjoy the Premises for the Lease Term, subject, however, to the rights reserved by Lessor hereunder. Lessee's duty to subordinate this Lease to any present or future lease of Building 4 and/or the Premises is conditioned upon Lessor providing to Lessee, and Lessor shall provide Lessee with, a Recognition and Non-Disturbance Agreement in a commercially reasonable form acceptable to Lessee and a major national lender.

It Is Further Mutually Agreed Between The Parties As Follows:

1. Possession: Possession shall be deemed tendered and the term shall commence upon the first to occur of the following (the "Commencement Date"): (i) Building 4 and the Lessee Interior Improvements are Substantially Complete or (ii) Lessee occupies Building 4 and commences to conduct business operations or (iii) if Lessor is prevented from or delayed in completing its work under this Lease due to Lessee Delays, such work will be deemed Substantially Complete as of the date on which it would have been Substantially Complete had it not been for such Lessee Delays. Subject to the foregoing, it is the intention of Lessee and Lessor that April 1, 1999 shall be the Substantial Completion Date and the Commencement Date. "Substantially Complete" shall mean that: (i) Lessor has tendered possession of Building 4 to Lessee, (ii) Lessor has met all legal requirements for occupancy of the Building 4 (including the Lessee's Improvements to be constructed therein by Lessor) and Lessor has obtained all related city and fire marshal approvals for such occupancy, (iii) The Lessee Interior Improvements have been completed in accordance with the Lessee Improvement Plans (as defined in Section 2) except for punchlist items which would not materially and adversely affect Lessee's intended use of Building 4, and (iv) said interior of the building is in a "broom clean" condition.

1.1 Commen
cement Date Memorandum: When the actual Commencement Date is determined, the parties shall execute a Commencement Date Memorandum setting forth the Commencement Date, the expiration date of the Lease Term, but failure to do so shall not affect the continuing validity and enforceability of this Lease, which shall remain in full force and effect. Lessee's execution of the Commencement Date Memorandum and/or acceptance of Building 4 on the Commencement Date shall not be deemed a waiver of any of Lessor's obligations to construct the Lessee Improvements in accordance with this Lease. Upon execution of such memorandum, Lessor shall also be deemed to have assigned to Lessee all warranties with respect to Building 4, which would reduce Lessee's maintenance and surrender obligations hereunder and shall cooperate with Lessee to enforce all such warranties.

2. Lessee's Improvements

2.1 Lessee's Improvements: The "Lessee Interior Improvements" shall be defined as all items not part of the Building Shell (the "Bui lding Shell" is defined on attached Exhibit B, which shall be constructed by Lessor at its sole expense) and shall be constructed by independent contractors to be employed by and under the supervision of Lessor, in accordance with this Lease and the plans and specifications prepared by Lessor for submission to the City of San Jose ("Lessee Improvement Plans"), complete with all mechanical and electrical design, approved in writing by Lessee, and then to be attached hereto as Exhibit
C. 1. Lessee and its designated representatives, shall at all times during the construction of the Lessee Interior Improvements have

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access to Building 4 to monitor the progress of construction and Lessor's compliance with its obligation hereunder; provided however, that such access shall not unreasonably interfere with the activities of Lessor or its contractors.

2.1.1 Budget: Before entering into any contract with a contractor furnishing labor or materials in connection with the construction of the Lessee Interior Improvements where the payment due under such contract is estimated by Lessor to be in excess of Twenty-Five Thousand Dollars ($25,000), Lessor shall request bids from at least three (3) qualified contractors selected by Lessor and approved by Lessee (which approval shall not be unreasonably withheld) for bidding. Unless Lessor and Lessee mutually agree otherwise, Lessor wi ll accept the lowest bid. Lessee shall have the opportunity to review and approve the bidders list prepared by Lessor, which approval shall not be unreasonable withheld, and may select a bidder of their choice for the bid, provided the bidder, meets the Lessor's reasonable requirements.

2.1.2 Lessor's TI Allowance: Lessor shall contribute up to Three Million Six Hundred Twenty-Eight Thousand Eight Hundred Dollars ($3,628,800) towards construction of the Lessee Interior Improvements (the "TI Allowance"), which cost is reflected in the Base Monthly Rent. In addition, if Lessee so requests, Lessor shall also contribute up to an additional One Million Two Hundred Nine Thousand Six Hundred Dollars ($1,209,600) (the "Additional TI Allowance") toward construction of the Lessee's Interior Improvements, in which case the Additional TI Allowance expended by Lessor shall result in an increase in monthly base rent for each month during the term of this Lease equal to $16.60 for each $1,000 of Additional TI Allowanc e so expended. No part of the Additional TI Allowance used by Lessee shall be used in calculating any annual or other periodic increases to the base monthly rent. If any portion of the TI Allowance is not expended by Lessor, then the monthly base rent for each month during the term of this Lease shall be reduced by $14 for each $1,000 of TI Allowance not expended.

2.1.3 Cost Statement & Lessee's Contribution: Lessor has prepared and Lessee has approved the cost statement substantially in the form attached as Exhibit D (the "Cost Statement"), showing the expected construction cost and the actual items to be constructed by Lessor of the Lessee Interior Improvements, the TI Allowance, and the maximum cost Lessee must pay for construction of the Lessee Interior Improvements. Lessor may include in the Cost Statement, a construction management fee, covering all of its overhead, accounting,, profit, and other similar costs not otherwise expressly indicated on the Cost Statement, equal to four and one-half perc ent (4.5%) of the cost of the Lessee Interior
Improvements, but in no case less than $150,000 or greater than $200,000. General Condition expense shall be reflected in the Cost Statement. Lessee's Cost Statement indicates that Lessee's share of the construction cost of Lessee Interior Improvements will be zero (the "Lessee's Maximum Contribution"). After the bids for construction of the Lessee's Improvements, as specified above are obtained, the indicated amount of Lessee's share of the construction cost of Lessee Interior Improvements based on such bids is more than 5% in excess of the Lessee's Maximum Contribution as shown on the Lessee's Cost Statement, then Lessee may either (a) proceed with the Lease and the Lessee's Maximum Contribution shall be increased to the higher number established by the bidding, or (b) Lessee shall have the right to modify the Lessee's Improvement Plans or to remove items from such Plans, until the maximum amount to be paid by Lessee is acceptable to Lessee. In all events, Lessor and Lessee shall negotiate in good faith to reduce the total bid for construction of the Lessee Interior Improvements for by modifying the plans or taking other appropriate actions Lessor. shall not exceed above without approval of Lessee. Lessee shall pay its approved share of the cost for construction of the Lessee Interior Improvements, up to an aggregate amount not exceeding the Lessee's Maximum Contribution, within fifteen (15) days after the Commencement Date. All costs payable by Lessee for construction of the Lessee Interior Improvements shall be reasonably documented and subject to verification by Lessee. Notwithstanding anything to the contrary in this Lease, in no event shall the Lessee's Cost Statement including the TI Allowance (or Additional TI Allowance) be used to pay, nor shall Lessee be required to pay, any of the following costs in connection with the construction of Lessee Improvements: (a) the cost of constructing the Building Shell or any other construction work which is not described on the
Lessee Improvement Plans attached hereto Exhibit C the be modified in accordance with this Lease, (b) the cost resulting from the default by Lessor, or any architect, contractor or supplier in constructing the Lessee Interior Improvements, Building 4 or the Premises in

Page 6
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accordance with this Lease and any agreement entered into by such parties in connection with the construction of the Lessee Interior Improvements, (c) costs that are recoverable by the Lessor from a third party (e.g., insurers, warrantors, tortfeasors), (d) costs for overtime or expediting not authorized by Lessee in writing, (e) profit, overhead, and administrative expenses in excess of the fee described herein, (f) the cost incurred to construct and complete the Building Shell, and/or (g) any costs of a type not budgeted on the Cost Statement.

2.1.4 Change Orders: No change made to the plans for the Lessee Interior Improvements and Cost Statement after the final approval by the parties thereof shall be effective, unless such change is approved in writin g by Lessor and
Lessee, which approval shall not be unreasonably withheld. In this regard, Lessor shall not be required to approve any change(s) which will increase its cost contribution above the TI Allowance (unless Lessee agrees to increase the Lessee's Maximum Contribution by such increase), structurally impair Building 4, or materially and adversely effect the outside appearance of the subject building, and Lessee shall not be required to approve any change which will increase its cost contribution above the Lessee's Maximum Contribution, interfere with the conduct of Lessee's business, or materially detract from the inside appearance of Building 4. Change orders shall be written and shall describe the nature of the change and the reasonably determined increase or decrease in each item of the Cost Statement (including the Lessor's management fee) occasioned by the change. No increase in the Cost Statement shall be made for any change caused by the default of Lessor or its architects, contractors, an d suppliers or any error in the plans for the Lessee Interior Improvements and the actual increase in the cost of constructing the Lessee's Improvements shall be the sole responsibility of the Lessor. If Lessee requests a change which will delay the Substantial Completion of the Lessee Interior Improvements beyond the Scheduled Completion Date (defined below), the maximum amount of Lessee delay that can be attributed to the change shall also be specified in the change order.

2.1.5 Inability to Obtain Materials: If Lessor notifies Lessee that any fittings, finished or other materials specified by Lessee for the Lessee Interior Improvements cannot be obtained within forty five (45) days after placing an order therefore and Lessor reasonably determines that such extended delivery time will prohibit Lessor from Substantially Completing the Lessee Interior Improvements by the Scheduled Completion Date, and Lessor provides Lessee with an estimate of such delay and the information that will permit Lessee reaso nably to select an alternative fitting, finish, or material, including, without limitation any expected delays in the Scheduled Completion Date associated with each alternative, then within three (3) business days, Lessee shall either (i) execute a change order in accordance with the foregoing requirements selecting an alternative presented by Lessor or developed by Lessee and approved by Lessor, which approval shall not be unreasonably withheld, or
(ii) agree that any delay in the Substantial Completion of the Lessee Interior Improvements as a consequence of the inability to obtain the item, up to the maximum amount of delay estimated by Lessor in its notice, will be a Lessee Delay.

2.1.6 Time Periods For Approval: Lessee shall approve or disapprove any preliminary plan or change order on or before the fifth (5th) business day following submission to Lessee of the plan and or change order to Lessee. Lessee shall approve or disapprove on or before the fifth (5th) business day following submission to Les see of any final plans. If plans or change orders are disapproved, Lessee shall state the reason for disapproval and Lessor and Lessee shall act in good faith to resolve any issues.

2.1.7 Completion of the Work & Delay: Lessor shall use its best efforts to Substantially Complete the Building Shell and the Lessee Interior Improvements (collectively the "Improvements") on or before April l, 1999 (the "Scheduled Completion Date"). Lessor and Lessee agree that Substantial Completion of the Lessee Interior Improvements after the Scheduled Completion Date, provided Lessee meets the deadlines for providing Lessee information and approvals set forth in Exhibit E will cause Lessee and Lessor to incur costs not contemplated by this Lease, the exact amount of Which will be extremely difficult to ascertain. Accordingly, in addition to the Rent abatement provided herein until the Commencement Date does occur, if the Lessee Interior Improvements are not Substantially Completed on or before May 1, 1999, then Lessor ag rees to reduce the base monthly rental first payable by Lessee under this Lease by an additional amount equal to Four Thousand Eight Hundred Eighty-Nine Dollars

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

$4,889) for each day of delay on and after May 1, 1999. The parties agree that the abatement of base monthly rent and the right of termination in the event of prolonged delay (as provided below)specified herein represents a fair and reasonable settlement for both parties and neither party shall have further liability to the other for any damages associated with delay in Substantial Completion of the Lessee Interior Improvements. If the Lessee Interior Improvements are not Substantially Completed on or before June 1, 1999, the ("Required Completion Date"), Lessee may as its sole option, by delivery of written notice to Lessor at any time after the Required Completion Date, until the Substantial Completion of the Lessee Interior Improvements, terminate this Lease. Notwithstanding the foregoing, the Scheduled Completion Date and the Required Completion Date shall be extended one date for each day Lessor's Substantial Completion of the Improvements is actually delayed due to (i) governmental action after receipt of the building permits for the Lessee Interior Improvements (other than governmental refusal to approve work which fails to comply with the approved Lessee Improvement Plans or applicable Law or the building permit), (ii) acts of God, (iii) due to circumstances beyond Lessor's control and (iv) "Lessee Delay" (which means an actual delay in Substantial Completion of the Lessee Interior Improvements resulting from (a) the Lessee's failure (through no fault of Lessor) to meet Lessee's deadlines for approval of the plans for the Lessee Interior Improvements as set forth above,
(b) any change in the work requested by Lessee (up to the maximum delay specified in the change order), and (c) any delay Lessee agrees in writing to bear because of the inability to obtain any fitting, finish or material pursuant to Subsection 2.1.5, above) up to the maximum such Lessee Delay specified in the Change Order for such work.

2.1.8 Standard of Performance: Lessor shall be responsible for ensuring that the Building Shell and the Lessee Interior Improvements conform to all applicable laws and the approved plans for the Lessee Interior Improvements. Neither Lessee's approval of the plans for the Lessee Interior Improvements, the Cost Estimate, or any contractor or architect, nor Lessee's recommendation of any contractor or architect for the work, shall relieve Lessor of its obligations under this Lease nor make Lessee liable to Lessor or any contractor or architect, or their subcontractors with respect to the work.

2.1.9 Identification Of Lessee's Property: If Lessee pays a portion of the cost for construction of the Lessee Interior Improvements, then as soon as reasonably practicable after Substantial Completion of the Lessee Interior Improvements, Lessor and Lessee sh all designate as Lessee's property Lessee Interior
Improvements that have a cost approximately equal to the construction cost amount paid by Lessee. Lessee shall be entitled to all investment tax credit, depreciation and other tax and ownership attributes associated with the improvements so designated as Lessee's property, including the right to remove such items from the Premises at any time. Items designated as Lessee's property shall not include any basic systems necessary for reasonable building operation.

Lessee shall be permitted during the installation of Lessee Improvements by Lessor to install Lessee items such as telephone and security and other Lessee related work provided it does not interfere with or delay Lessor's work or final approvals ("Lessee's Work").

2.3 Acceptance And Covenants To Surrender: Lessor represents that the Lessee Interior Improvements, Building 4 and the Premises shall comply with the approved plans therefor and shall be in good working order and repair, and shall compl y with all requirements for occupancy as of the Commencement Date. Lessee agrees on the last day of the Lease Term, or upon any sooner termination of the Lease as a consequence of Lessee's default to surrender Building 4 to Lessor in Good Condition and Repair except for insured casualties, condemnations, and Hazardous Materials which are not the responsibility of the Lessee under Section 33, and the Substitutions and other alterations and additions that Lessor has stated in writing may be surrendered. Good Condition and Repair ("Good Condition and Repair") shall not mean original condition, nor a condition as bad as would exist, if ordinary wear and tear was not addressed by performance of commercially reasonable maintenance. Instead, "Good Condition and Repair" shall generally mean that the leased premises are in the condition that one would expect such premises (as Substantially Completed by Lessor) to be in, if throughout the Lease Term Lessee uses and maintains said premises in a

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

commercially reasonable manner and in accordance with the requirements of this Lease. "Required Repairs and Replacements" are the repair or replacement to worn-out equipment, fixtures and improvements that a commercially reasonable owner-user would make, which are not required to be capitalized as provided in
Section 5. All of the following are to be in Good Condition and Repair; (i) the interior walls and floors of all offices and other interior areas, (ii) all suspended ceilings and any carpeting are to be cleaned, (iii) all glazing, windows, doors, door closures, and plate glass if not covered by insurance or subject to the deductible and (iv) all electrical systems including light fixtures and ballasts, plumbing and HVAC including temperature control s ystems.
Lessee, on or before the end of the Lease Term or sooner termination of this Lease, shall remove all its personal property and trade fixtures from the Premises, and all such property not so removed on or before the last day of the Lease Term, upon any sooner termination of the Lease as a consequence of Lessee's default shall be deemed to be abandoned by Lessee. Lessee shall reimburse Lessor for all disposition costs incurred by Lessor relative to Lessee's abandoned property. If Building 4 is not surrendered at the end of the Lease Term or earlier termination of this Lease, Lessee shall indemnify Lessor against loss or liability resulting from any delay caused by Lessee in surrendering Building 4 including, without limitation, any claims made by any succeeding Lessee founded on such delay.

3. Uses Prohibited: Lessee shall not commit, or suffer to be committed, any waste upon the Premises, or any nuisance, or other act or thing which may disturb the quiet enjoyment of any other Lessee in or around the Premises or
allow any sale by auction in Building 4, or allow Building 4 to be used for any improper, immoral, unlawful or objectionable purpose, or place any loads upon the floor, wails, or ceiling which may endanger the structure, or use any machinery or apparatus which will in any manner vibrate or shake the Premises, or place any harmful liquids in the drainage system of the building. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Premises outside of Building 4, except as provided in the following sentence. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature shall be stored upon or permitted to remain on any portion of the Premises outside of the building structure, except to the extent approved by the local, state federal or other applicable governing authority. Lessor consents to Lessee's use of materials which are incidental to the normal, day-to-day operations of any office user
,
such as copier fluids, cleaning materials, etc. and to the use of the other Hazardous Materials required for the conduct of Lessee's business, but this does not relieve Lessee of any of its obligations not to contaminate the Premises and related real property or violate any Hazardous Materials Laws applicable to such use.

4. Alterations And Additions: Lessee shall not make, or suffer to be made, any alteration or addition to said Premises, or any part thereof, without the express, advance written consent of Lessor. All alterations and improvements made to Building 4 by Lessee shall be Lessee's property and Lessee may remove such alterations and improvements, other than replacements or substitutions of the improvements constructed at Lessor's expense (herein "Substitutions"), at any time. Lessee shall be entitled to all investment tax credit, depreciation, other tax attributes, insurance proceeds, and condemnation proceeds for the alterations and improvements made by Lessee which are not Substitutions.
 Lessee
agrees that it will not proceed to make such alterations or additions until all required government permits have been obtained and after having obtained consent from Lessor to do so, until five (5) days from the receipt of such consent, so that Lessor may post appropriate notices to avoid any liability to contractors or material suppliers for payment for Lessee's improvements. Lessee shall at all times permit such notices to be posted and to remain posted until the completion of work. Subject to the requirements concerning the surrender condition of Building 4 pursuant to Section 2.3 of the Lease, at the end of the Lease Term or earlier termination of this Lease, Lessee may be required by Lessor to remove Lessee's equipment, trade fixtures, and furniture, and any additions or alterations installed by Lessee at or during the Lease Term and Lessee shall return Building 4 to the condition that existed before the installation of Lessee alterations and additions. Notwithstanding the above, Lessor agre es to allow any reasonable alterations and improvements and will notify Lessee at the time of approval if such improvements or alterations are to be removed at the end of the Lease Term or earlier termination of this Lease. Lessee may make nonstructural improvements up to $50,000 in any calendar year without approval of Lessor subject to other terms stated herein. Lessee may install or furnish in and to Building 4 all

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

furniture, furnishings, fixtures, trade fixtures, equipment, supplies, shelving, racking, bins and inventory which it requires for its use of Building 4, and all of same will remain Lessee's property and may be removed by Lessee at any time before expiration of the term provided that Lessee will repair any damage caused by such removal. Lessor shall have no lien or other interest whatsoever in any of Lessee's alteration improvements or items of personal property located in Building 4 (other than the Substitutions), or any portion thereof or interest therein, and Lessor hereby waives all such liens and interests. Within ten (10) days following Lessee's request, Lessor shall execute documents in the form attached as Exhibit F to evidence Lessor's waiver of a ny right, title, lien or interest in Lessee's Property located on or in the Premises.


5. Maintenance Of Premises:


(a) Subject to Section 5(b), 9, 19, and 21 of this Lease, Lessee shall at its sole cost and expense keep, repair, and maintain the interior of Building 4, including, but not limited to, all electrical, lighting systems, HVAC, process piping, other special improvements, temperature control systems, and plumbing systems in Good Condition and Repair, including any required replacements which are not required to be capitalized for in accordance with general accounting principles. Lessee shall maintain all wall surfaces and floor coverings in Good Condition and Repair, free of holes, gouges, or defacements and provide interior and exterior window washing as needed.

(b) Subject to the "Common Area Charges" provision of this Lease, above, Lessor shall keep, repair, and maintain in Good Condition and Repair including replacements the following, which shall be incl uded in the monthly CAC as provided below:

     1. The exterior of the building, any appurtenances and every part thereof, including but riot limited to, glazing, sidewalks, parking areas, roof membrane, and painting of exterior walls.
     2. The landscaping by a landscape contractor to water, maintain, trim and replace, when necessary, any shrubbery and landscaping at the Premises.
     3. The roof membrane by a service contract with a licensed reputable roofing contractor which contract shall provide for a minimum of semi-annual maintenance, cleaning of storm gutters, drains, removing of debris, and trimming overhanging trees, repair of the roof and application of a finish coat every five years to Building 4.
     4. Exterior pest control.
     5. Fire monitoring services and on request, Lessor will provide Lessee with evidence of 24 hour monitoring.
     6. Parking lot sweeping.
     7. The HVAC is to be maintained by a service contract carried by L essor or, at Lessee's option, by Lessee, with a licensed air conditioning and heating contractor, which contract shall provide for a minimum of quarterly maintenance of all air conditioning and heating equipment at Building 4, including HVAC repairs and Required Capital Repairs and Replacements which are either excluded from such service contract or any existing equipment warranties and are not Replacements.

Lessee shall reimburse Lessor for the reasonable cost incurred by Lessor in performing the foregoing maintenance and repairs and in making any alterations, repairs, or improvement to comply with applicable Law pursuant to Section 9, below, or to comply with any insurance organization with respect to Building 4 pursuant to Section 6.A, below, as follows: Lessee shall reimburse Lessor (i) its prorata portion of such cost, based on square footage or other equitable means for work that benefits several tenant spaces, and (ii) the entire amount of such cost which are directl y related to Lessee's use of the Premises;
provided, however, that if the work performed by Lessor is a Required Repair or Replacement, and the cost of an such item items of work exceeds for any lease year Fifteen Thousand Dollars ($15,000), then during the Lease Term the amount reimbursable by Lessee to Lessor shall be amortized (calculated in terms of months) over the estimated useful life of the repair, replacement, alteration or

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

improvement commencing when the work is substantially complete, at an interest rate equal to Wells Fargo's prime rate on the date the same is completed plus 1% and Lessee shall pay to Lessor the monthly amortized amount so derived as part of CAC during the Lese Term.

(c) To the extent inconsistent with the terms of this Lease, Lessee hereby waives any and all rights to make repairs at the expense of Lessor as provided in Section 1942 of the Civil Code of the State of California, and all rights provided for by Section 1941 of said Civil Code.

(d) Lessor, at its sole cost and expense, shall be responsible for the repair of any structural defects in the Premises including the roof structure (not membrane), exterior walls and foundation during the Lease Term
 .


6. Insurance:

A) Hazard Insurance: Lessee shall not use, or permit said Premises, or any part thereof, to be used, for any purpose other than that for which Building 4 is hereby leased; and no use shall be made or permitted to be made of Building 4, nor acts done, which may cause a cancellation of any insurance policy covering the Premises, or any part thereof, nor shall Lessee sell or permit to be kept, used or sold, in or about Building 4, any article which may be prohibited by a fire and extended coverage insurance policy. Lessee shall comply with any and all reasonable requirements, pertaining to the Premises, of any insurance organization or company, necessary for the maintenance of reasonable fire and extended coverage insurance, covering the Premises, which relate to Lessee's particular use and occupancy of Building 4. Lessor shall comply with all other such insurance organization requirements applicable to the condition of the Premises, subject to reimbursement by Lessee of the costs so incu rred by Lessor in accordance with Section 5, above. Lessor shall, at Lessee's sole cost and expense, purchase and keep in force fire and extended coverage insurance, covering loss or damage to the Premises in an amount equal to the full replacement cost of the Premises, as determined by Lessor, with proceeds payable to Lessor. In the event of a loss per the insurance provisions of this paragraph to Building 4, Lessee shall be responsible for deductibles up to a maximum of $5,000 per occurrence. Lessee acknowledges that the insurance referenced in this paragraph does not include coverage for Lessee's personal property.

B) Loss of Rents Insurance: Lessor shall, at Lessee's sole cost and expense, purchase and maintain in full force and effect, a policy of rental loss insurance, in an amount equal to the amount of Rent payable by Lessee commencing within sixty (60) days of date of loss (or on date of loss, if reasonably available) for the next ensuing one (1) year, as reasonably determined by Lessor with pr oceeds payable to Lessor ("Loss of Rents Insurance").

C) Liability and Property Damage Insurance: Lessee, as a material part of the consideration to be rendered to Lessor, hereby waives all claims against Lessor and Lessor's Agents for damages to goods, wares and merchandise, and all other personal property in, upon, or about the Premises, and for injuries to persons in, upon, or about the Premises, from any cause arising at any time, and Lessee will hold Lessor and Lessor's Agents exempt and harmless from any damage or injury to any person, or to the goods, wares, and merchandise and all other personal property of any person, arising from the use or occupancy of the Premises by Lessee, or from the failure of Lessee to keep Building 4 in Good Condition and Repair, as herein provided. Lessee shall, at Lessee's sole cost and expense, purchase and keep in force a standard policy of commercial general liability insurance and property damage liability policy for Building 4, and for Lessee's and Lessee's Agen ts' use and occupancy of the Premises, insuring the Lessee having a combined single limit for both bodily injury, death and property damage in an amount not less than five million dollars ($5,000,000.00). The limits of said insurance shall not, however, limit the liability of Lessee hereunder. Lessee shall, at its sole cost and expense, comply with all of the legal insurance requirements of all local, municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to Lessee's use and occupancy of the Premises.

D) Personal Property Insurance: Lessee shall obtain, at Lessee's sole cost and expense, a policy of fire and extended coverage insurance including coverage for direct physical loss special form, and a sprinkler leakage endorsement insuring the personal property of Lessee. The proceeds from any personal property damage policy shall be payable to Lessee.

E) General Requirements: All insurance policies required in 6 C) and 6 D) above shall: (i) provide for a certificate of insurance evidencing the insurance required herein, being deposited with Lessor ten (10) days prior to the Commencement Date, and upon each renewal, such certificates shall be provided 30 days prior to the expiration date of such coverage, (ii) be in a form reasonably satisfactory to Lesso r and shall provide the coverage required of Lessee in this Lease, (iii) be carried with companies with a Best Rating of A minimum, (iv) specifically provide that such policies shall not be subject to cancellation, reduction of coverage, or other change except after 30 days prior written notice to Lessor, and (v) with respect to the policy required by Section 6 C), name Lessor, Lessor's lender, and any other party with an insurable interest in the Premises identified to Lessee in writing as additional insurers by endorsement to said policy.

F) Lessee's Reimbursement: Lessee agrees to pay to Lessor, as additional Rent, on demand, the full cost of the insurance polices referenced in 6 A) and 6 B) above as evidenced by insurance billings to Lessor which shall be included in the CAC. If Lessee does not occupy the entire property covered by any such policy, the insurance premiums shall be allocated to the portion of the Premises occupied by Lessee on a pro-rata square footage or other equitable basis, as det ermined by Lessor and the liable party shall pay the deductible unless it applies to all Lessee's. It is agreed that Lessee's obligation under this paragraph shall be prorated to reflect the Commencement Date and the end of the Lease Term.

G) Waivers and Subrogation: Notwithstanding anything to the Contrary in this Lease Lessor and Lessee, hereby waive any rights each may have against the other and their respective agents, employees, officers, directors, assigns, and subtenant under this Lease, related to any loss or damage caused to Lessor or Lessee as the case may be, or to the Premises or its contents, and which may arise from any insured risk covered or to be covered by fire and extended coverage insurance or Lessee's personal property coverage as required under this Lease. The parties shall provide that their respective insurance policies insuring the property or the personal property include a waiver of any right of subrogation, which said insurance company may have against Lessor or Lessee, as th e case may be.

7. Abandonment: Lessee shall not vacate or abandon Building 4 at any time during the Lease Term; and if Lessee shall abandon, vacate or surrender Building 4, or be dispossessed by process of law, or otherwise, any personal property belonging to Lessee and left on the Premises shall be deemed to be abandoned, at the option of Lessor. Notwithstanding the above, Building 4 shall not be considered vacated or abandoned if Lessee maintains Building 4 in Good Condition and Repair, provides security and is not in default.

8. Free From Liens: Lessee shall keep the subject Premises free from any and all liens including but not limited to liens arising out of any work performed, materials furnished, or obligations incurred by Lessee. However, the Lessor shall allow Lessee to contest a lien claim, so long as the claim is discharged prior to any foreclosure proceeding being initiated against the property and provided Lessee provides Lessor a bond if the lien exceeds $5,000.

9. Compliance With Govern
mental Regulations: Lessee shall, at its sole cost and expense, comply with all of the requirements of all local, municipal, state and federal authorities which may be enacted after the Commencement Date, pertaining to Building 4, and shall faithfully observe in the use and occupancy of Building 4 all local and municipal ordinances and state and federal statutes now in force or which may hereafter be in force. Notwithstanding the foregoing, Lessee shall not be required to pay for the construction of any single improvement required under this paragraph in excess of $15,000, unless such improvement is required to comply with Lessee's particular use of Building 4; if such improvement is not required due to Lessee's particular use of Building 4 and such improvement cost exceeds $15,000, such improvement cost shall be amortized over the estimated useful life of the improvement at Wells Fargo prime rate on the date such improvement is completed plus one percent (1%). Lessee shall pay to Lessor the amortized costs of such improvement on a monthly basis over the Lease Term as part of the CAC.

10. Intentionally Omitted.

11. Advertisements And Signs: Lessee agrees to pay its pro-rata share of a sign monument to be installed by Lessor for Lessee on the Premises in an amount not to exceed four thousand dollars ($4,000.00). Lessee shall be entitled to utilize a pro-rata share of the monument sign at the Premises. Lessee shall not place or permit to be placed, in, upon or about the Premises any unusual or extraordinary
signs, or any signs not approved by the city, local, state, federal or other applicable governing authority. Lessee shall not place, or permit to be placed upon the Premises, any signs, advertisements or notices without the written consent of the Lessor, and such consent shall not be unreasonably withheld. A sign so placed on the Premises shall be so placed upon the understanding and agreement that Lessee will remove same at the end of the Lease Term or earlier termination of this Lease and repair any damage or injury to the Premises caused thereby, and if not so removed by Lessee, then Lessor may have the same removed at Lessee's expense.

12. Utilities: Lessee shall pay for all water, gas, heat, light, power, telephone and other utilities supplied to Building 4. Any charges for sewer usage, PG&E and telephone site service or related fees shall be the obligation of Lessee and paid for by Lessee. If any such services are not separately metered to Lessee, Lessee shall pay a r easonable proportion of all charges which are jointly metered, the determination to be made by Lessor acting reasonably and on any equitable basis. Lessor and Lessee agree that Lessor shall not be liable to Lessee for any disruption in any of the utility services to Building 4.

13. Attorney's Fees: In case suit should be brought relating to the Premises, for the recovery of any sum due hereunder, because of the breach of any other covenant herein, or to enforce, protect, or establish any term, conditions, or covenant of this Lease or the right of either party hereunder, the losing party shall pay to the Prevailing Party reasonable attorney's fees which shall be deemed to have accrued on the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment. The term "Prevailing Party" shall mean the party that received substantially the relief requested, whether by settlement, dismissal, summary judgment, judgment, or otherwise.

14. Default and Remedies:

14.1  De
fault: The occurrence of any of the following shall constitute a default and breach of this Lease by Lessee: a) Any failure by Lessee to pay Rent or to make any other payment required to be made by Lessee hereunder when due if not cured within ten (10) days after written notice thereof by Lessor to Lessee;
  b) The abandonment of Building 4 by Lessee except as provided in Section 7; c) Failure by Lessee to observe or perform any other provision of this Lease to be observed or performed by Lessee, where such failure continues for thirty days after written notice thereof by Lessor to Lessee; provided, however, that if the nature of such default is such that the same cannot be reasonably cured within such thirty (30) day period, Lessee shall not be deemed to be in default if Lessee shall, within such period, commence such cure and thereafter diligently prosecute the same to completion; d) The making by Lessee of any general assignment for the benefit of creditors; the filing by or agai nst
  Lessee of a petition to have Lessee adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy which persists for more than 60 days; e) The appointment of a trustee or receiver to take possession of substantially all of Lessee's assets or Lessee's interest in this Lease, or the attachment, execution or other judicial seizure of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease. Failure by Lessor to observe or perform any provision of this Lease to be observed or performed by Lessor, where such failure continues for thirty days after written notice thereof by Lessee to Lessor, shall constitute a breach of this Lease by Lessor; provided, however, that if the nature of such default is such that the same cannot be reasonably cured within such thirty day period, Lessor shall not be deemed to be in default if Lessor shall, within such period, commence such cure and thereafter diligently prosecute the same to completion.

14.2 Surrender Of Lease: In the event of any such default by Lessee, then in addition to any other remedies available to Lessor at law or in equity, Lessor shall have the immediate option to terminate this Lease before the end of the Lease Term and all rights of Lessee hereunder, by giving written notice of such intention to terminate. In the event that Lessor terminates this Lease due to a default of Lessee, then Lessor may recover from Lessee: a)
 the worth at the time
of award of any unpaid Rent which had been earned at the time of such termination; plus b) the worth at the time of award of unpaid Rent which would have been earned after termination until the time of award exceeding the amount of such rental loss that the Lessee proves could have been reasonably avoided; plus c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; plus
d) any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee's failure to perform his obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and e) at Lessor's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law. As used in (a) and (b) above, the "worth at the time of award"
is computed by allowing interest at the rate of Wells Fargo's prime rate plus two percent (2%) per annum. As used in (c) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

14.3 Right of Entry and Removal: In the event of any such default by Lessee, Lessor Shall also have the right, with or without terminating this Lease, to re-enter Building 4 and remove all persons and property therefrom; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Lessee.

14.4 Abandonment: In the event of the abandonment, except as provided in Section 7, of Building 4 by Lessee or in the event that Lessor shall elect to re-enter as provided in paragraph 14.3 above or shall take possession of Building 4 pursuant to legal proceeding or pursuant to any notice provided by law, and Lessor does not elect to terminate this Lease as provided in Section 14.2 above,
then Lessor may from time to time, without terminating this Lease, either recover all Rent as it becomes due or relet Building 4 or any part thereof for such term or terms and at such rental rates and upon such other terms and conditions as Lessor, in its sole discretion, may deem advisable with the right to make alterations and repairs to Building 4. In the event that Lessor elects to relet Building 4, then any Rent received by Lessor from such reletting shall be applied; first, to the payment of any indebtedness other than Rent due hereunder from Lessee to Lessor; second, to the payment of any cost of such reletting; third, to the payment of the cost of any alterations and repairs to Building 4; fourth, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Lessor and applied to the payment of future Rent as the same may become due and payable hereunder. Should that portion of such Rent received from such reletting during any month
, which is applied by the
payment of Rent hereunder according to the application procedure outlined above, be less than the Rent payable during that month by Lessee hereunder, then Lessee shall pay such deficiency to Lessor immediately upon demand therefor by Lessor. Such deficiency shall be calculated and paid monthly. Lessee shall also pay to Lessor, as soon as ascertained, any costs and expenses incurred by Lessor in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

14.5 No Implied Termination: No re-entry or taking possession of the Premises by Lessor pursuant to Section 14.3 or Section 14.4 of this Lease shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Lessee or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Lessor because of any default by Lessee, Lessor may at any time after such reletting elect to terminate this Lease for any such default.

14.6 Habitual Default: Lessor and Lessee agree that if Lessee shall have defaulted in the payment of base monthly rent or estimated CAC for three or more times during any twelve month period during the Lease Term, then such conduct shall, at the option of the Lessor, represent a separate event of default which cannot be cured by Lessee. Lessee acknowledges that the purpose of this provision is to prevent repetitive defaults by the Lessee under the Lease, which constitute a hardship to the Lessor and deprive the Lessor of the timely performance by the Lessee hereunder.

15. Surrender Of Lease: The voluntary
 or other surrender of this Lease by
Lessee, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Lessor, terminate all or any existing subleases or sub tenancies, or may, at the option of Lessor, operate as an assignment to him of any or all such subleases or sub tenancies.

16. Taxes: Lessee shall pay and discharge punctually and when the same shall become due and payable without penalty, its share (as herein provided) of all real estate taxes, personal property taxes, taxes based on vehicles, consultant and invitees utilizing parking areas in the Premises, taxes computed or based on rental income (other than federal, state and municipal net income taxes), Environmental Surcharges, privilege taxes, excise taxes, business and occupation taxes, school fees or surcharges, gross receipts taxes, sales and/or use taxes, employee taxes, occupational license taxes, water and sewer taxes, assessments (including, but not limited to, assessments for public improvements or benefit ), assessments for local improvement and maintenance districts, and all other governmental impositions and charges of every kind and nature whatsoever, regardless of whether now customary or within the contemplation of the parties hereto and regardless of whether resulting from increased rate and/or valuation, or whether extraordinary or ordinary, general or special, unforeseen or foreseen, or similar or dissimilar to any of the foregoing (all of the foregoing being hereinafter collectively called "Tax" or "Taxes") which, at any time during the Lease Term, shall be applicable to Lessee or which shall be a lien against the Premises, or shall become due and payable and a lien or charge upon the Premises under or by virtue of any present or future laws, statutes, ordinances, regulations, or other requirements of any governmental authority whatsoever. Lessee shall only be responsible for the Taxes assessed against Building 4 and not for any other portion of the Premises. All taxes shall be prorated to the te rm of the Lease and only sums applicable to the term of the Lease shall be included therein. Notwithstanding anything to the contrary in this Lease, Lessee's obligation to pay or reimburse Lessor for Taxes will not mean the following: fines, interest, penalties (except as a result of actions of Lessee); franchise, estate, gift, inheritance, successorship, capital levy, capital stock or transfer taxes: income, excess profits, or other similar revenue tax, assessment, charge or levy on rent; installments of taxes other than the then current installment; installments which are not applicable to the term of the Lease; cost and expenses associated with contesting Taxes (provided that Lessee's share of any refund as a result of such contest may be reduced by Lessee's share of Lessor's reasonable costs and expenses of obtaining such refund), Taxes associated with the property or vehicles of other tenants of the Premises or their respective employees, contractors and invitees, and Taxes of the type described in the second sentence hereafter, to the extent that such Taxes are attributable to any other occupant of the Premises or their space or activities. The term "Environmental Surcharge" shall include any and all expenses, taxes, charges or penalties imposed by the Federal Department of Energy, Federal Environmental Protection Agency, the Federal Clean Air Act, or any regulations promulgated thereunder, or any other local, state or federal governmental agency or entity now or hereafter vested with the power to impose taxes, assessments or other types of surcharges as a means of controlling or abating environmental pollution or the use of energy in regard to the use, operation or occupancy of the Premises, but will not include costs directly related to investigation or remediation of environmental conditions or Hazardous Materials, unless related to actions or omissions of Lessee as provided in
Section 33 or as a result of an area wide assessment not related to a specific lessee. The term "Tax" shall include, w ithout limitation, all taxes, assessments, levies, fees, impositions or charges levied, imposed, assessed, measured, or based in any manner whatsoever (i) in whole or in part on the Rent payable by Lessee under this Lease, (ii) upon or with respect to the use, possession, occupancy, leasing, operation or management of the Premises, (iii) upon this transaction or any document to which Lessee is a party creating or transferring an interest or an estate in the Premises, (iv) upon Lessee's business operations conducted at the Premises, (v) upon, measured by or reasonably attributable to the cost or value of Lessee's equipment, furniture, fixtures and other personal property located on the Premises or the cost or value of any leasehold improvements made in or to the Premises by or for Lessee, regardless of whether title to such improvements shall be in Lessor or Lessee, or (vi) in lieu of or equivalent to any Tax set forth in this Section 16. In the event any such Taxes are payable by Lessor and it shall not be lawful for Lessee to reimbur se Lessor for such Taxes, then the Rent payable thereunder shall be increased to net Lessor the same net rent after imposition of any such Tax upon Lessor as would have been payable to Lessor prior to the imposition of any such Tax. It is the intention of the parties that Lessor shall be free from all such Taxes and all other governmental impositions and charges of every kind and nature whatsoever. However, nothing contained in this Section 16 shall require Lessee to pay any Federal or State income, franchise, estate, inheritance, succession, transfer or excess profits tax imposed upon Lessor. If any general or special assessment is levied and assessed against all or any portion of the Premises, Lessor agrees to use its best reasonable efforts to cause the assessment to become a lien on the Premises securing repayment of a bond sold to finance the improvements to which the assessment relates which is payable in installments of principal and interest over the maximum term allowed by law. It is understood and agreed that Lessee's obligation under this paragraph will be prorated to reflect the Commencement Date and the end of the Lease Term. It is further understood that if Taxes cover more than Building 4 and Lessee does not occupy the entire property to which such taxes shall apply, the Taxes will be allocated to the portion of the Premises occupied by Lessee based on a pro-rata square footage or other equitable basis, as reasonably determined by Lessor. All tax payment by Lessee required herein shall be paid as part of the monthly CAC.

Subject to any limitations or restrictions imposed by any deeds of trust or mortgages now covering or affecting the Premises, Lessee shall have the right to contest or review the amount or validity of any Tax by appropriate legal proceedings but which is not to be deemed or construed in any way as relieving, modifying or extending Lessee's covenant to pay such Tax at the time and in the manner as provided in this Section 16. However, as a condition of Lessee's right to c ontest, if such contested Tax is not paid before such contest and if the legal proceedings shall not operate to prevent or stay the collection of the Tax so contested, Lessee shall, before instituting any such proceeding, protect the Premises and the interest of Lessor and of the beneficiary of a deed of trust or the mortgagee of a mortgage affecting the Premises against any lien upon the Premises by a surety bond, issued by an insurance company acceptable to Lessor and in an amount equal to one and one-half (1 1/2) times the amount contested or, at Lessor's option, the amount of the contested Tax and the interest and penalties in connection therewith. Any contest as to the validity or amount of any Tax, whether before or after payment, shall be made by Lessee in Lessee's own name, or if required by law, in the name of Lessor or both Lessor and Lessee. Lessee shall defend, indemnify and hold harmless Lessor from and against any and all costs or expenses, including attorneys' fees, in connection with any such proceedings brought by Lessee, whether in its own name or not. Lessee shall be entitled to retain any refund of any such contested Tax and penalties or interest thereon, which have been paid by Lessee. Nothing contained herein shall be construed as affecting or limiting Lessor's right to contest any Tax at Lessor's expense.

17. Notices: Unless otherwise provided for in this Lease, any and all written notices or other communication (the "Communication") to be given in connection with this Lease shall be given in writing and shall be given by personal delivery, facsimile transmission or by mailing by registered or certified mail with postage thereon or recognized overnight courier, fully prepaid, in a sealed envelope addressed to the intended recipient as follows:

(a)  to the Lessor at:  10050 Bandley Drive
                        Cupertino, California 95014
                        Attention: Carl E. Berg
                        Facsimile No.: 408.725.1626

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

(b)  to the Lessee at:  1865 Lundy Ave.
                        San Jose, California 95131
                        Attention: C.F.O.
                        Facsimile No. 408.954.5940

or such other addresses, or individual as may be designated by a Communication given by a party to the other parties as aforesaid. Any Communication given by personal delivery shall be conclusively deemed to have been given and received on a date it is so delivered at such address provided that such date is a business day, otherwise on the first business day following its receipt, and if given by registered or certified mail, on the day on which delivery is made or refused or if given by recognized overnight courier, on the first business day following deposit with such over night courier and if given by facsimile transmission, on the day on which it was transmitted provided such day is a business day, failing which, on the next business day thereafter.

18. Entry By Lessor: Lessee shall permit Lessor and its agents to enter into and upon Building 4 at all reasonable times using the minimum amount of interference and inconvenience to Lessee and Lessee's business, subject to any security regulations of Lessee, for the purpose of inspecting the same or for the purpose of maintaining said building, or for the purpose of making repairs, alterations or additions to any other portion of said building, including the erection and maintenance of such scaffolding, canopies, fences and props as may be required, without any rebate of Rent and without any liability to Lessee for any loss of occupation or quiet enjoyment of the Premises; and shall permit Lessor and his agents, at any time within ninety (90) days prior to the end of the Lease Term, to place upon said Premises any usual or ordinary "For Sale" or "For Lease" signs and exhibit the Premises to prospective lessees at reasonable hours.

19. Destruction Of Premises: In the event of a destruction of Building 4 during the Lease Term from any cause which is required to be covered by Lessor's property insurance, Lessor shall forthwith repair the same to the condition existing immediately prior to the destruction, but such destruction shall in no way annul or void this Lease, except that Lessee shall be entitled to a proportionate reduction of Rent while such repairs are being made to the extent of payments received by Lessor under its Loss of Rents Insurance coverage (coverage shall last up to twelve (12) months after start). With respect to any destruction which Lessor is obligated to repair or may elect to repair under the terms of this paragraph, the provision of Section 1932, Subdivision 2, and of
Section 1933, Subdivision 4, of the Civil Code of the State of California are waived by Lessee. Notwithstanding the above, Lessor is only obligated to repair or rebuild to the extent of the total of (i) insurance proceeds which are payable pursuant to the insurance Lessor is required to carry under the terms of this Lease, plus (ii) any deductible amount which Lessee is required to pay under the terms of this Lease, plus (iii) any other funds Lessee may elect in its discretion to contribute. Should Lessor determine that insufficient or no insurance proceeds (together with the deductible and any other contributed funds) are available for repair or reconstruction of Building 4 (for any reason other than Lessor's failure to carry the insurance required by Section 6), Lessor, at its sole option, may terminate the Lease. Notwithstanding such Lessor termination Lessee shall have the option of continuing this Lease by agreeing to pay all repair costs to Building 4 which are not required to be covered by Lessor's insurance. If Building 4 is so damaged or made unusable by fire or casualty that same cannot be restored and made suitable and safe within 180 days
from such damage or destruction, or if the restoration of Building 4 is not substantially completed within said one hundred eighty day (180) period, Lessee may terminate the Lease effective as of the date of such fire or casualty by written notice given to Lessor, whereupon the Lease will terminate and all rent and other charges then due under the lease will be apportioned as of the date of such fire casualty, subject to a one day delay for each day of delay due to (i) governmental action after receipt of the building permits for the Lessee Interior Improvements (other than governmental refusal to approve work which fails to comply with the approved Lessee Improvement Plans or applicable Law or the building permit), (ii) acts of God, (iii) due to circumstances beyond Lessor's reasonable control and (iv) Lessee Delay.

20. Assignment And Subletting: Lessee shall not assign this Lease, or any interest therein, and shall not sublet Building 4 or any part thereof, or any right or privilege appurtenant thereto, or cause any other person or entity (a bona fide successor in interest, subsidiary or affiliate of Lessee excepted) to occupy or use Building 4, or any portion thereof, without the advance written consent of Lessor, which consent shall not be unreasonably withheld or delayed. Any such assignment or subletting without such consent shall be void, and shall, at the option of the Lessor, terminate this Lease. This Lease shall not, or shall any interest therein, be assignable, as to the interest of Lessee, by operation of law, without the written consent of Lessor; provide d, however, the sale of Lessee's stock through a public exchange shall not be deemed to be an assignment by operation of law. Notwithstanding the foregoing, Lessee may sublet or assign this Lease to a legal entity which controls, is controlled by, or is under common control with Lessee, or to a successor in interest, whether by merger or acquisition, provided there is no substantial reduction in the net worth of the resulting entity, or to the purchaser of substantially all of the Lessees business conducted in Building 4. Whether or not Lessor's consent to a sublease or assignment is required, in the event of any sublease or assignment, Lessee shall be and shall remain primarily liable for the performance of all conditions, covenants, and obligations of Lessee hereunder and, in the event of a default by an assignee or sublessee, Lessor may proceed directly against the original Lessee hereunder and/or any other predecessor of such assignee or sublessee without the necessity of exhausting remedies against said assignee or sublessee.

21. Condemnation: If any part of Building 4 shall be taken for any public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, and a part thereof remains which is susceptible of occupation hereunder, this Lease shall as to the part so taken, terminate as of the date title vests in the condemnor or purchaser, and the Rent payable hereunder shall be adjusted so that the Lessee shall be required to pay for the remainder of the Lease Term only that portion of Rent as the value of the part remaining. The rental adjustment resulting will be computed at the same base monthly rental rate for the remaining part not taken. If all of Building 4, or such part thereof be taken so that there does not remain a portion susceptible for occupation hereunder, this Lease shall thereupon terminate, for the purposes hereof, a portion susceptible for occupancy shall mean a portion of Building 4 in excess of 85% thereof. If a part or all of Buildi ng 4 be taken, all compensation awarded upon such taking shall be payable to the Lessor. Lessee may file a separate claim and be entitled to any award granted to Lessee for condemnation proceeds (whether by award or payment under threat of condemnation) based on: (i) the value of the condemned improvements Lessee has the right to remove from Building 4; (ii) Lessee's moving cost; (iii) loss to Lessee's goodwill as a consequence of the condemnation; and (iv) Lessee's trade fixtures.

22. Effects Of Conveyance: The term "Lessor" as used in this Lease, means only the owner for the time being of the land and buildings constituting the Premises, so that, in the event of any sale of said land or building, or in the event of a ground lease of said building, Lessor shall be and hereby is entirely freed and relieved of all covenants and obligations of Lessor hereunder, and it shall be deemed and construed, without further agreement between the parties and the purchaser of any such sale, or the Lessor of the build ing, that the purchaser or lessor of the building has assumed and agreed to carry out any and all covenants and obligations of the Lessor hereunder. If any security is given by Lessee to secure the faithful performance of all or any of the covenants of this Lease on the part of Lessee, Lessor shall transfer and deliver the security, as such, to the purchaser at any such sale of the building, and thereupon the Lessor shall be discharged from any further liability.

23. Subordination: This Lease, in the event Lessor notifies Lessee in writing, shall be subordinate to any ground lease, deed of trust, or other hypothecation for security now or hereafter placed upon the real property at which the Premises is a part and to any and all advances made on the security thereof and to renewals, modifications, replacements and extensions thereof. Lessee agrees to promptly execute any commercially reasonable documents which may be required to effectuate such subordination. Notwithstanding such subordination, if Lessee is not in default and so long as Lessee shall pay the Rent and observe and perform all of the provisions and covenants required under this Lease, Lessee's right to quiet possession of the Premises and Lessee's right and remedies under this Lease shall not be disturbed or effected by any subordination, and each successor to Lessor's interest in the Lease (by foreclosure, deed-in-lieu of foreclosure, or otherwise) shall be bound by and shall perform the obligations of the Lessor to be performed after the date it acquires the Lessor's interest in the Lease (except that the successor shall not be liable for any prior defaults of the Lessor, the return of any security deposit not transferred to the successor, nor for the cost of restoring the Premises following a peril or condemnation in excess of the insurance and condemnation proceeds actually received).

24. Waiver: The waiver by Lessor or Lessee of any breach of any term, covenant or condition, herein contained s hall not be construed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition therein contained. The subsequent acceptance of Rent hereunder by Lessor shall not be deemed to be a waiver of Lessee's breach of any term, covenant, or condition of the Lease.

25. Holding Over: Any holding over after the end of the Lease Term requires Lessor's written approval prior to the end of the Lease Term, which, notwithstanding any other provisions of this Lease, Lessor may withhold. Such holding over shall be construed to be a tenancy at sufferance from month to month. Lessee shall pay to Lessor monthly base rent equal to one and one-quarter (1.25) times the monthly base rent installment due in the last month of the Lease Term and all other additional rent and all other terms and conditions of the Lease shall apply, so far as applicable. Holding over by Lessee without written approval of Lessor shall subject Lessee to the liabilities and obligati ons provided for in this Lease and by law, including, but not limited to those in Section 2 of this Lease. Lessee shall indemnify and hold Lessor harmless against any loss or liability resulting from any delay caused by Lessee in surrendering Building 4, including without limitation, any claims made or penalties incurred by any succeeding lessee or by Lessor. No holding over shall be deemed or construed to exercise any option to extend or renew this Lease in lieu of full and timely exercise of any such option as required hereunder.

26. Lessor's Liability: If Lessee should recover a money judgment against Lessor arising in connection with this Lease, the judgment shall be Satisfied only out of the Lessor's interest in the Premises and neither Lessor or any of its partners shall be liable personally for any deficiency.

27. Estoppel Certificates: Lessee or Lessor shall at any time during the Lease Term, upon not less than ten (10) business days prior written notice, execute and deliver a statement in writ ing certifying that, this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification) and the dates to which the Rent and other charges have been paid in advance, if any, and acknowledging that there are not, to their knowledge, any uncured defaults on the part of Lessor hereunder or specifying such defaults (if they are claimed). Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises. Failure to deliver such a statement within such time shall be conclusive upon the Lessee that (a) this Lease is in full force and effect, without modification except as may be represented in the certificate presented for execution; by Lessor, and (b) there are no uncured defaults in performance.

28. Time: Time is of the essence of the Lease.

29. Captions: The headings on titles to the paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part ther eof. This instrument contains all of the agreements and conditions made between the parties hereto and may not be modified orally or in any other manner than by an agreement in writing signed by all of the parties hereto or their respective successors in interest.

30. Party Names: Lessor and Lessee may be used in various places in this Lease as a substitute for Lessor and Lessee respectively.

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

31. Earthquake Insurance: As a condition of Lessor agreeing to waive the requirement for earthquake insurance, Lessee agrees that it will pay, as additional Rent, which shall be included in the monthly CAC, an amount not to exceed Thirty Two Thousand Two Hundred Dollars ($32,200) per year for earthquake insurance if Lessor desires to obtain some form of earthquake insurance in the future, if and when available, on terms acceptable to Lessor as determined in the sole and absolute discretion of Lessor.

32. Intentionally Omitted.

33. Hazardous Materials

33.1 Definitions: As used in this Lease, the following terms shall have the following meaning:

     a. The term "Hazardous Materials" shall mean (i) polychlorinated biphenyls;
     (ii) radioactive materia
ls and (iii) any chemical, material or substance now or hereafter defined as or included in the definitions of "hazardous substance" "hazardous water", "hazardous material", "extremely hazardous waste", "restricted hazardous waste" under Section 25115, 25117 or 15122.7, or listed pursuant to Section 25140 of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as "hazardous substance" under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substances Account Act), (iii) defined as "hazardous material", "hazardous substance", or "hazardous waste" under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release, Response, Plans and Inventory), (iv) defined as a "hazardous substance" under Section 25181 of the California Health and Safety Code, Division 201, Chapter 6.7 (U
nderground Storage of Hazardous Substances),
     (iv) petroleum, (vi) asbestos, (vii) listed under Article 9 or defined as "hazardous" or "extremely hazardous" pursuant to Article II of Title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) defined as "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq. or listed pursuant to Section 1004 of the Federal Water Pollution Control Act (33 U.S.C. 1317), (ix) defined as a "hazardous waste", pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., (x) defined as "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Responsibility Compensations, and Liability Act, 42 U.S.C. 9601 et seq., or (xi) regulated under the Toxic Substances Control Act, 156 U.S.C. 2601 et seq.

     b. The term "Hazardous Materials Laws" shall mean any local, state and fede ral laws, rules, regulations, or ordinances relating to the use, generation, transportation, analysis, manufacture, installation, release, discharge, storage or disposal of Hazardous Material.

     c. The term "Lessor's Agents" shall mean Lessor's agents, representatives, employees, contractors, subcontractors, directors, officers, partners, tenants, and invitees.

     d. The term "Lessee's Agents" shall mean Lessee's agents, representatives, employees, contractors, subcontractors, directors, officers, partners, former employees who have not been employed by any other occupant of the Premises, relatives of employees or such former employees, and invitees.


33.2 Lessee's Right to Investigate: Lessee shall be entitled to cause such inspection, soils and ground water tests, and other evaluations to be made of the Premises as Lessee deems necessary regarding (i) the presence and use of Hazardous Materials in or about the Premises, and (ii) the potential for exposure to L essee's employees and other persons to any Hazardous Materials used and stored by previous occupants in or about the Premises. Lessee shall provide Lessor with copies of all inspections, tests and evaluations. Lessee shall indemnify, defend and hold Lessor harmless from any cost, claim or expense arising from such entry by Lessee or from the performance of any such investigation by such Lessee.

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

33.3 Lessor's Representations: Lessor hereby represents and warrants to the best of Lessor's knowledge that the Premises are, as of the date of this Lease, in compliance with all Hazardous Material Laws.

33.4 Lessee's Obligation to Indemnify: Lessee, at its sole cost and expense, shall indemnify, defend, protect and hold Lessor and Lessor's Agents harmless from and against any and all cost or expenses, including those described under subparagraphs i, ii and iii herein below set forth, to the extent arising from or caused in whole or in part, directly or indirectly by:
     a. Lessee's or Lessee's Agents' use, analysis, storage, transportation, disposal, release, threatened release, discharge or generation of Hazardous Material to, in, on, under, about or from the Premises ("Hazardous
     Materials Activities") in violation of applicable Hazardous Material Laws;
     or
     b. Lessee's or Lessee's Agents failure to comply with Hazardous Material Laws applicable to their Hazardous Material Activities; or

The cost and expenses so indemnified against include, but are not limited to the following:

     i. Any and all claims, actions, suits, proceedings, losses, damages, liabilities, deficiencies, forfeitures, penalties, fines, punitive damages, cost or expenses;
     ii. Any claim, action, suit or proceeding for personal injury (including sickness, disease, or death), tangible or intangible property damage, compensation for lost wages, business income, profits or other economic loss, damage to the natural resources of the environment, nuisance, pollution, contamination, leaks, spills, release or other adverse effects on the environment;
     iii. The cost of any repair, clean-up, treatment or detoxif ication of the
     Premises necessary to bring the Premises into compliance with all Hazardous Material Laws, including the preparation and implementation of any closure, disposal, remedial action, or other actions with regard to the Premises, and expenses (including, without limitation, reasonable attorney's fees and consultants fees, investigation and laboratory fees, court cost and litigation expenses) relating thereto.

33.5 Lessee's Obligation to Remediate Contamination: Lessee shall, at its sole cost and expense, promptly take any and all action necessary as required by applicable Hazardous Materials Laws to remediate contamination of the Premises by Hazardous Materials for which Lessee is responsible under Article 33.4.

33.6 Lessor's Waiver and Obligation to Remediate Contamination: If required by a governmental agency having jurisdiction and after Lessor has exhausted all its other legal remedies, Lessor shall, at its sole cost and expense, promptly take any and all act ion necessary to remediate repair, clean-up, treatment or detoxification of the Premises necessary to bring the Premises into compliance with all Hazardous Material Laws, other than remedial actions required to be completed by Lessee pursuant to Section 33.5.

33.7 Obligation to Notify: Lessor and Lessee shall each give written notice to the other as soon as reasonably practical of any contamination of the Premises by Hazardous Materials which constitutes a violation of any Hazardous Material Laws.

33.8 Survival: The obligations of Lessee under this Section 33 shall survive the Lease Term or earlier termination of this Lease.

33.9 Certification and Closure: On or before the end of the Lease Term or earlier termination of this Lease, Lessee shall deliver to Lessor a certification executed by Lessee stating that, to the best of Lessee's knowledge, there exists no violation of Hazardous Material Laws resulting from Lessee's obligation in Paragraph 33. If pursuant to local ordinance, state or federal law,
Lessee is required, at the expiration of the Lease Term, to submit a closure plan for Building 4 to a local, state or federal agency, then

Lessee shall, at its sole cost and expense, comply with all agency requirements concerning such plan and furnish to Lessor a copy of such plan and proof of compliance.

33.10 Prior Hazardous Materials: Notwithstanding anything to the contrary in this Lease, and except for any Environmental Surcharges (as defined in Section
16), Lessee shall have no obligation to clean up or comply with any Hazardous Materials Laws or to hold Lessor harmless or reimburse Lessor (as a CAC charge or otherwise) with respect to any Hazardous Material or wastes discovered on the Premises which were introduced into, in, on, about, from or under the Premises prior or subsequent to the Lease Term or any Hazardous Materials originating from any source off Premises or caused by any r elease or disposal of Hazardous
Material by Lessor, Lessor's Agents, any other occupant of the Premises or their respective agents, employees, contractors or invitees; provided, however, that the foregoing shall not release Lessee or Lessee's Agents from its obligations under Section 33.4, above.

34. Brokers: Lessor and Lessee represent that they have not utilized or contacted a real estate broker or finder with respect to this Lease other than CPS and Lessee agrees to indemnify and hold Lessor harmless against any claim, cost, liability or cause of action asserted by any broker or finder claiming through Lessee other than CPS. Lessor shall at its sole cost and expense pay the brokerage commission of $2.00 per square foot to CPS in connection with this transaction. Lessor represents and warrants that it has not utilized or contacted a real estate broker or finder with respect to this Lease other than CPS and Lessor agrees to indemnify and hold Lessee harmless against any claim, cost, liability or cause of action asserted by any broker or finder claiming through Lessor. On any expansions, Lessor will pay a broker, only at the request of Lessee, up to $2.00 per square foot, and such fee shall be amortized over the Lease Term and added to the base rent for the expansion space.

35. Option to Extend: A. Option: Lessor hereby grants to Lessee two (2) option
                         ------
to extend the Lease Term, each for a period of five (5) years, on the following terms and conditions, which shall apply separately to each option to extend:


     (i) Lessee shall give Lessor written notice of its exercise of one of its options to extend no earlier than twenty-four (24) calendar months, nor later than six (6) calendar months before the Lease Term would end but for said exercise. Lessee must provide Lessor written notice of its exercise of its options as provided hereunder at least six (6) months before the Lease Term would end but for said exercise for purposes of negotiating rental terms. Lessee may withdraw its notice of exercise of an extension option for any reason prior to six (6) months before the Lease Term would end but for said exercise. Lessor shall provide Lessee with Lessor's proposed base monthly rent for the option period within twenty (20) days of Lessee's request. Lessee may rescind its notice of exercise at any time, but only provided it delivers and rescission notice in writing to Lessor at least six (6) months before the Lease Term would end but for said exercise and, subject to the provisions of this Section 35, such notice shall operate to rescind Lessee's election to extend the Lease Term. Upon any extension of the Lease Term pursuant to this Section 35, the term "Lease Term" as used in this Lease shall thereafter include the then extended term. Time is of the essence.

     (ii) Lessee may not extend the Lease Term pursuant to any option granted by this section 35 if Lessee is in default as of the date of the exercise of its option. If Lessee has committed a monetary or material non-monetary default as defined in Section 14 that has not been cured or waived by Lessor in writing by the date that any extended term is to commence, then Lessor may elect not to allow the Lease Term to be extended, notwithstanding any notice given by Lessee of an exercise of this option to extend by exercising its remedy to declare termination of this Lease on account of such default.

     (iii) Lessee must exercise each option consecutively, and if it fails to exercise any one option, it waives the right to exercise the subsequent option and the Lease Term shall not be extended further.

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

     (iv) All terms and conditions of this Lease shall apply during each extended term, except that the base monthly rent and base month rent increases for each extended term shall be determined as provided in Section 35 (B) below

     (v) Upon any extension of the Lease Term pursuant to this Section 35, the term "Lease Term" as used in this Lease shall thereafter include the then extended term.

     (vi) The option rights of E-Tek Dynamics granted under this Section 35 are granted for E-Tek Dynamics personal benefit and may not be assigned or transferred by E-Tek Dynamics except to a permitted assignee of this Lease pursuant to Section 20, nor exercise if E-Tek Dynamics (or such permitted assignee) is occupy ing Building 4 at the time of exercise.

B. Extended Term Rent - Option Period: The monthly base Rent for Building 4
   ----------------------------------
during the extended term shall equal (a) ninety-five (95%) of the fair market monthly base rent for Building 4 as of the commencement date of the extended term, but in no case, less than (b) the base monthly rent payable under this Lease during the last month of the prior Lease term. Promptly upon Lessee's exercise of the option to extend, Lessee and Lessor shall meet and attempt to agree on the fair market monthly base rent for Building 4 as of the commencement date of the extended term. In the event the parties fail to agree upon the amount of the monthly base rent for the extended term prior to commencement thereof, the monthly base rent for the extended term shall be determined by appraisal in the manner hereafter set forth; provided, however, that in no event shall the monthly base rent for the extended term b e less than in the immediate preceding period. Annual base rent shall be increased on each anniversary of the Commencement Date during the extended term by three and one-half percent (3 1/2%) of' the base monthly rent payable for the immediately preceding lease year. In the event it becomes necessary under this paragraph to determine the fair market monthly base Rent of Building 4 by appraisal, Lessor and Lessee each shall appoint a real estate appraiser who shall be a member of the American Institute of Real Estate Appraiser ("AIREA") and such appraisers shall each determine said fair market monthly Rent taking into account the rental value of Building 4 and the amenities provided by the outside areas, the common areas, and the Premises, the other terms and conditions of this Lease (as compared to the terms of the comparable leases used for comparison), and prevailing comparable rentals in the area. Such appraisers shall, within twenty (20) business days after their appointment, complete their appraisal s and submit their appraisal reports to Lessor and Lessee. If the fair market monthly base rent established in the two (2) appraisals varies by five percent (5%) or less of the higher appraisal, the average of the two shall be controlling. If said fair market monthly base rent varies by more than five percent (5%) of the higher appraisal, said appraisers, within ten (10) days after submission of the last appraisal, shall appoint a third appraiser who shall be a member of the AIREA and who shall also be experienced in the appraisal of rent values and adjustment practices for commercial properties in the vicinity of Building 4. Such third appraiser shall, within twenty (20) business days after his appointment, determine by evaluating the first two appraisals which more accurately reflects the fair market monthly base rent taking into account the same factors referred to above, and submit his appraisal report to Lessor and Lessee. If the two appraisers appointed by Lessor and Lessee are unable to agree upon a third appraiser within the required period in accordance with the foregoing, application shall be made within twenty (20) days thereafter by either Lessor or Lessee to AIREA, which shall appoint a member of said institute willing to serve as appraiser. The cost of all appraisals under this subparagraph shall be borne equally be Lessor and Lessee. If rent is not determined at least ten (10) days before the date which is six (6) months prior to expiration of the Lease Term, the deadline for Lessee's right to rescind its election to renew will be extended ten (10) days after the parties shall agree upon the base rent for the renewal term or ten (10) days after Lessee receives notice of determination of the third appraiser.

36. Approvals & Reimbursement Requests: Whenever in this Lease the Lessor's or Lessee's consent is required, such consent shall not be unreasonably or arbitrarily withheld or delayed. In the event that the Lessor or Lessee does not respond to a request for any consents which may be re quired of it in this Lease within ten business days of the request of such consent in writing by the Lessee or Lessor, such consent shall be deemed to have been given by the Lessor or Lessee. Any expenditure by a party permitted or required under the Lease, for which such party is entitled to demand and does demand reimbursement from the other party, shall be limited to the fair market value of the goods and services involved, shall be reasonably incurred, and shall be substantiated by documentary evidence available for inspection and review by the other party or its representative during normal business hours.

37. Authority: Each party executing this Lease represents and warrants that he or she is duly authorized to execute and deliver the Lease. If executed on behalf of a corporation, that the Lease is executed in accordance with the by-laws of sa id corporation (or a partnership that the Lease is executed in accordance with the partnership agreement of such partnership), that no other party's approval or consent to such execution and delivery is required, and that the Lease is binding upon said individual, corporation (or partnership) as the case may be in accordance with its terms.

38. Indemnification:

38.1 Of Lessor: Except to the extent caused by the sole negligence or willful misconduct of Lessor or Lessor's Agents or Lessor's breach of this Lease or applicable Law, Lessee shall defend, indemnify and hold Lessor harmless from and against any and all obligations, losses, costs, expenses, claims, demands, attorney's fees, investigation costs or liabilities on account of, or arising out of the use or occupancy of Building 4, Lessee's or Lessee's Agents' use or occupancy of the Premises, or any acts or omissions to act of Lessee or Lessee's Agents, including, without limitation, any of the foregoing provisions arising out of the use, generation
, manufacture, installation, release, discharge, storage, or disposal of Hazardous Materials by Lessee or Lessee's Agents in violation of applicable Hazardous Material Laws. It is understood that Lessee is and shall be in control and possession of Building 4 and that Lessor shall in no event be responsible or liable for any injury or damage or injury to any person whatsoever, happening on, in, or in connection with Building 4, or for any injury or damage to the Premises or any part thereof caused by Lessee's or Lessee's Agents' use or occupancy thereof, except to the extent caused by the sole negligence or, willfulness conduct of Lessor or Lessor's Agents, and Lessee releases and indemnifies Lessor from all other liability arising out of the condition, use or occupancy of Building 4, and of Lessee's or Lessee's Agents' use or occupancy of the Premises. This Lease is entered into on the express condition that Lessor shall not be liable for, or suffer loss by reason of injury to person or property, from wh atever cause, which in any way may be connected with the use, condition or occupancy of Building 4 or personal property located therein, or Lessee's or Lessee's Agents' use or occupancy of the Premises, except to the extent caused by the sole negligence or willfulness conduct of Lessor or Lessor's Agents. Except to the extent caused by the sole negligence or willful misconduct of Lessor or Lessor's Agents or Lessor's breach of this Lease or applicable Law, Lessee releases and indemnifies Lessor from all other liability arising out of the Lessee's use or occupancy of the Premises. The provisions of this Lease permitting Lessor to enter and inspect Building 4 are for the purpose of enabling Lessor to become informed as to whether Lessee is complying with the terms of this Lease and Lessor shall be under no duty to enter, inspect or to perform any of Lessee's covenants set forth in this Lease. Lessee shall further indemnify, defend and hold harmless Lessor from and against any and all claims arising from an y breach or default in the performance of any obligation on Lessee's part to be performed under the terms of this Lease. The provisions of Section 38.1 shall survive the Lease Term or earlier termination of this Lease with respect to any damage, injury or death occurring during the Lease Term.

38.2 Of Lessee: Lessor shall defend, indemnify and hold Lessee harmless from and against any and all obligations, losses, costs, expenses, claim, demands, attorney's fees, investigation costs or liabilities on account of, or arising out of the sole negligence or willful misconduct of Lessor or Lessor's Agents or a breach by Lessor of its obligations under this Lease. The provisions of
Section 38.2 shall survive the Lease Term or earlier termination of this Lease with respect to any damage, injury or death occurring during the Lease Term.

39. Successors And Assigns: The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of all of the parties hereto; and all of the parties hereto shall be jointly and severally liable hereunder.

40. Right of First Offer to Lease or Buy: Prior to Lessor accepting any offer to lease, sell or otherwise transfer any part of the Premises or the proposed approximately 114, 000 square foot building or any other building constructed on the Adjacent Parcel ("Building 1"), or any portion of the foregoing (collectively the "Expansion Property"), or prior to Lessor making any offer to lease or sell any Expansion Property, Lessor shall give Lessee writ ten notice of such offer and Lessee shall have the opportunity to lease or buy the Expansion Property, or the part thereof offered for lease, on the terms and conditions set forth in Lessor's notice of offer. Lessee shall have the option, which may be exercised by written notice to Lessor at any time within thirty (30) days from the receipt of the Lessor's notice to agree to lease or sell the portion of the Expansion Property specified in the notice to Lessee on the terms and conditions specified in Section 41 if applicable, or such terms as are specified in Lessor's notice as Lessee may elect to accept. If Lessee fails to exercise its option within the 30-day period, Lessor shall have 180 days thereafter to lease or sell the Expansion Property specified in the notice, but in no case on terms more favorable than those available to Lessee pursuant to this section.

If Lessor elects, within 180 days of Lessor's notice, to lease or sell the Expansion Property to a third party on terms more favorable to the third party
lessee than the terms available to Lessee under the foregoing subsection, then Lessor must re-offer the Expansion Property to Lessee on the same terms and conditions offered to the third party ("Lessor's Second Notice"). Lessee shall have five (5) business days from Lessee's receipt of Lessor's Second Notice to elect to lease or buy the Expansion Property. If Lessee does not respond in writing accepting all terms and conditions, Lessor shall thereafter be entitled to lease or sell the Expansion Property to the third party on the terms and conditions set forth in Lessor's Second Notice or on other terms and conditions not more favorable to the Lessee as said terms and conditions in Lessor's Second Notice for a period of 180 days after which Lessee's right of first offer shall again be in effect for said Expansion Property.

Lessee's failure to exercise its right to lease or buy the Expansion Property pursuant to this Section on any particular occasion shall not be deemed a waiver of its right s to lease or buy the Expansion Property on any other occasion and shall not release Lessor from its obligation to offer to Lessee the right to lease or buy the Expansion Property, or any portion thereof that Lessor elects to lease, in accordance with the terms of this Section.

41. Expansion Agreements: In addition to the rights granted to Lessee pursuant to Section 40, Lessor and Lessee also agree to the following related to future facilities expansion right:

(a) Lessor shall hold any Building 1 constructed or to be constructed on the Adjacent Parcel or, alternatively (at the option of Lessor), Building 3 exclusively for Lessee until February 1, 2000 and Lessee shall have an option to lease such Expansion Property (Building 1 or Building 3 as Lessor may elect). Lessee shall exercise such option by delivering to Lessor written notice of such exercise at any time on or before January 1, 2000. After January 1, 2000, Lessee will only have the right of first offer to lease or buy the Expansion Property as provided in Section 40.

(b) If Lessee elects to expand by exercising its option as provided in Subsection 41 (a), above, then:

     (i) if Lessee leases Building 1 to be built thereon, then the Building Shell for Building 1 shall be substantially equal in quality to the Building Shell for Building 4 and shall consist of at least 114,000 square feet and shall not exceed 135,000 square feet with 35,000 square feet or less of second story space;

     (ii) if Lessee leases Building 3, then Building 3 shall contain approximately 80,646 square feet of rentable area and be constructed at Lessor's sole cost in general conformance with the specifications for the Building Shell of Building 4 as set forth herein;

     (iii) Lessee shall receive a minimum TI Allowance for construction of Lessee's Interior Improvements in the Building Shell of either Building 1 or Building 3 equal to $45.00 per square foot, provided Lessee has a net shareholder's equity of at leas
t One Hundred Million Dollars ($100,000,000) said TI Allowance will be increased to $60.00 per square foot. The base monthly rent has been computed assuming a tenant improvement allowance of $45 per square foot. Any increases above the standard $45 tenant improvement allowance, shall result in an increase to the base rent equal to $16.60 per month for each $1,000 expended in excess of the standard allowance. For any amounts less than the $45 per square foot standard, Lessee shall receive a credit against the base monthly rent equal to $14.05 per month for each $1,000 Lessee's tenant improvements are below the standard allowance;

     (iv) the Expansion Property lease shall be a seven year lease;

     (v) parking rights on a nonexclusive basis for 4 cars per 1,000 square feet of the Expansion Property leased with at leas
t ten of such spaces
     designated for Lessee's visitors;

     (vi) if Lessee leases Building 3, this Lease shall be modified to redefine the leased premises as Building 3 and Lessee's prorata share of CAC shall be adjusted to reflect the percentage of space leased by Lessee in relation to the total space at the Premises and any other terms and conditions of this Lease dependent on the square footage of the Premises shall also be appropriately adjusted;

     (vii) if Lessee leases Building 1, (a) this Lease shall be modified to redefine the space leased by Lessee as the Building 1 constructed on the Adjacent Parcel and the "Premises" as the "Premises" hereunder plus the Adjacent Parcel and Building 1 thereon, (b) Lessee's prorata share of CAC for the Premises hereunder shall be adjusted to reflect the percentage of space leased by Lessee in relation to the revised total space at the Premises, and (c) any other terms and conditions of this Lease d ependent on
     the square footage of the Premises shall also be appropriately adjusted;

     (viii) the initial base monthly rent for Building 1 or Building 3 shall be the base monthly rental payable from time to time under this Lease, adjusted prorata for any deviations in the total square footage between. Building 4, on the one hand, and Building 1 or 3 (as the case may be) on the other hand, appropriately adjusted for TI Allowance expended by Landlord in excess of $45.00 per square foot as set forth in sub-part (iii) above, and any other terms and conditions of this Lease dependent on the square footage of the Premises shall also be appropriately adjusted;

     (ix) in addition to the adjustment provisions of (viii) above, if the Expansion Space is Building 1, then (a) for every 1% change in the actual cost of shell construction from January 1, 1999, as reasonably proven by Lessor, the base monthly rent for Building 1 shall increase by $.00758 per square foot per month, and (b) for every 1/4% increase in the 10 year treasury rate (as published in the Wall Street Journal, base to be 5%) the base monthly rent for Building 1 shall increase by $.0125 per square foot per month;

     (x) all other terms and conditions of the Lease for the Expansion Property so leased by Lessee shall conform to the terms and conditions of this Lease; and

     (xi) at Lessee's option, this Lease (including, without limitation, any extension options) shall be extended to the termination date for the Expansion Property lease; provided, that in such event the base monthly rent for Building 4 under this Lease shall continue to be increased from year to year during the initial term during any such extend term of this lease with the frequency and using the formula by which base monthly rent is to be increased under the "Base Rent" Section of this Lease, any unexercised options under this Lease shall be availabl
e as provided herein
     at the end of said extended term, and, otherwise, the terms and conditions of this Lease shall continue in full force and effect.

Upon written request from Lessee, Lessor shall construct Building 1 in general conformance to the terms of Section 2 herein. Lessor shall use its best efforts to complete any Lessee Improvements for Building 3 within 3 months, and for Building 1 within 9 months, following Lessee's exercise of its expansion option, subject to delays as provided in Section 2.1.7, above.

42. Miscellaneous Provisions: All rights and remedies hereunder are cumulative and not alternative to the extent permitted by law and is in addition to all other rights or remedies in law and in equity.

43. Choice of Law: This lease shall be construed and enforced in accordance with the substantive laws of the State of California. The language of all parts of this lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Lessor or Lessee.

44. Entire Agreement: This Lease is the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein. Except as otherwise provided for herein, no subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.


                           [Signatures on Next Page]

In Witness Whereof, Lessor and Lessee have executed this Lease effective, the day and year first above written.


Lessor                                    Lessee
Mission West Properties, L.P.             E-Tek Dynamics


By:  Mission West Properties, Inc.
     General Partner



By: /s/ Carl E. Berg                          By: /s/ Sanjay Subhedar
    -------------------------                     --------------------------
    signature of authorized                       signature of authorized
    representative                                representative



    Carl E. Berg                                  SANJAY SUBHEDAR
    ------------                                  ---------------
    printed name                                  printed name



    Pres.                                         Sr. V.P. Operations, CFO
    -----                                         ------------------------
    Title                                         Title



    2/3/99                                        2/3/99
    ------                                        ------
    Date                                          Date

                                   Exhibit A
   Diagram of Site Plan For Automation Parkway and Mckay Drive, San Jose, Ca

                                  Exhibit A.1
  Diagram of Site Plan for Building 4 at 1750 Automation Parkway, San Jose, Ca

                                   Exhibit B
                             Diagram of Floor Plan

Project: Automaion Parkway
CAC ESTIMATE ANALYSIS
Prepared for: E-Tek
Address: Automation Parkway


                                                Monthly
Description                                     Amount
--------------------------------------------   ---------
Property Taxes                                 12,902 *

Insurance                                         538

Landscape Maintenance                             980

Parking Lot Sweeping                              101

HVAC maintenance and repairs                      806

Roof maintenance and repairs                      267

Elevator Maintenance                                0

Fire Alarm Monitoring
             80

Exterior Paint repairs                            144

Utilities                                           0

Administration Fee @ 5%                           791
                                              -------
Monthly Amount                                $16,609
                                              -------

Amount per Sq. Ft. per Month                    0.206
                                              -------

*Taxes estimated

In addition to the $16,609 monthly CAC, Lessee shall pay Lessor a fixed monthly sum of $2,338 for Replacements.

                                  Exhibit C.1
                     Plan and Specifications to be attached

                                   Exhibit D
                         Cost Statement to be attached

                                   Exhibit E
                     Lessee Approvals if any to be attached

                                   EXHIBIT F
                         LANDLORD'S WAIVER AND CONSENT

LESSOR:
LESSEE:
LANDLORD: Berg & Berg Enterprises
          -----------------------

RECITALS:

     A. LESSEE desires to lease from LESSOR the below described personal property ("Personal Property")' See attached Schedule "A' - Equipment List.


     B. LESSEE intends to install, place, maintain, operate and/or keep the Personal Property at the below described location' ("Real Property")


     C. LESSOR is willing to lease the Personal Property to LESSEE only if LANDLORD subordinates and waives as to LESSOR any claims or rights LANDLORD may have or hereafter acquires with respect to the Personal Property.

     NOW, THEREFORE for good and sufficient consi deration, receipt of which is hereby acknowledged, LANDLORD consents to the placing of the Personal Property on the Real Property, and agrees with LESSOR as follows:



         1. The Personal Property shall be considered to be personal property and shall not be considered part of the Real Property regardless of whether or by what means it is or may become attached or affixed to the Real Property.

         2. The undersigned has not and will not claim any interest in the Personal Property.

         3. The undersigned will permit LESSOR or its successors and assigns to enter upon the Real Property during the lease term for the purpose of exercising any right it may have under the terms of the lease for the Personal Property, with the right to remove the Personal Property; provided, however, that if LESSOR, in removing said Personal Property damages any improvements of the undersigned in or on the Real Property, LESSOR will, at its expense, cause same to be repaired.

         4. THIS LANDLORD'S WAIVER
AND CONSENT is assignable by LESSOR with the lease for the Personal Property and shall be binding upon the executors, administrators, successors, transferees or assignees of LANDLORD and shall inure to the benefit of the successors and assigns of LESSOR.

IN WITNESS WHEREOF, LANDLORD has executed this LANDLORD'S WAIVER AND CONSENT this ___ day of _________, 199_.


                                       LANDLORD:   Berg & Berg Enterprises
                                                   -----------------------

                                       By:   ______________________
                                             Carl E. Berg President

                                       Telephone: 408-725-0700
                                       Fax  408-725-1626

                                   EXHIBIT F
                         LANDLORD'S WAIVER AND CONSENT

LENDER:
BORROWER:
LANDLORD: Berg & Berg Enterprises
          -----------------------

RECITALS:


     A. BORROWER desires to borrow funds from LENDER to be secured by the personal property described on attached Schedule "A" (Personal Property)


     B. BORROWER intends to install, place, maintain, operate and/or keep the Personal Property at the below described location: ("Real Property")


     C. LENDER is willing to lend funds to BORROWER to be secured by the Personal Property only if LANDLORD subordinates and waives as to LENDER any claims or rights LANDLORD may have or hereafter acquires with respect to the Personal Property.

     NOW, THEREFORE fo
r good and sufficient consideration, receipt of which is hereby acknowledged, LANDLORD consents to the placing of the Personal Property on the Real Property, and agrees with LENDER as follows:

          1. The Personal Property shall be considered to be personal property and shall not be considered part of the Real Property regardless of whether or by what means it is or may become attached or affixed to the Real Property.

          2. The undersigned has not and will not claim any interest in the Personal Property.

          3. The undersigned will permit LENDER or its successors and assigns to enter upon the Real Property during the lease term for the purpose of exercising any right it may have under the terms of the loan agreement for the Personal Property, with the right to remove the Personal Property; provided, however, that if LENDER, in removing said Personal Property damages any improvements of the undersigned in or on the Real Property, LENDER will, at its expense, cause same to be repaired.


          4. THIS LANDLORD'S WAIVER AND CONSENT is assignable by LENDER with the loan secured by the Personal Property and shall be binding upon the executors, administrators, successors, transferees or assignees of LANDLORD and shall inure to the benefit of the successors and assigns of LENDER.

IN WITNESS WHEREOF, LANDLORD has executed this LANDLORD'S WAIVER AND CONSENT this ___ day of _________,199_.

                                       LANDLORD:   Berg & Berg Enterprises
                                                   -----------------------

                                       By:   ______________________
                                             Carl E. Berg President

                                       Telephone: 408-725-0700
                                       Fax  408-725-1626